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                                                                    Exhibit 14.0


                           LOWRANCE ELECTRONICS, INC.
                       CODE OF ETHICS AND BUSINESS CONDUCT
                       (AMENDED AND RESTATED MAY 4, 2004)


                                  INTRODUCTION


         The honesty, integrity, and sound judgment of our directors, officers, and employees are the keys to our reputation and success. Accordingly, the Board of Directors (the "Board") of Lowrance Electronics, Inc., together with its subsidiaries (the "Company") has adopted this Code of Ethics and Business Conduct (the "Code"). The Code applies to all of the Company's directors, officers (including senior financial and executive officers), and employees. The Code is intended to deter wrongdoing and to promote (i) honest and ethical conduct, (ii) avoidance of conflicts of interests, (iii) full, fair, accurate, timely and understandable disclosure in SEC filings, (iv) compliance with applicable governmental laws, rules and regulations, (v) prompt internal reporting of violations of the Code to the Audit Committee of the Board, and
(vi) accountability for adherence to the Code.

         This Code should be read in conjunction with other statements of Company policy. Directors, officers, and employees of the Company are expected to adhere to the letter and spirit of this Code and of all laws, rules, and regulations applicable to the conduct of the Company's business at all times. Officers and employees are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation.

         Violations or potential violations of this Code must be reported immediately in accordance with the COMPLIANCE section below. The Company will not allow retaliation against a director, officer, or employee for such a report made in good faith. Directors, officers, or employees who fail to comply with the standards set forth in this Code, or who knowingly permit an employee under his or her supervision to do so, may be subject to discipline in light of the nature of the violation, including termination of employment.

         Any modifications to the Code or waivers of the Code for executive officers or directors may be made only by the Board. The Board will promptly disclose changes to and waivers of this Code as required by applicable law, including the rules and regulations promulgated by the SEC and NASDAQ.

                                RESPONSIBILITIES

1.       ETHICAL BEHAVIOR

         Directors, officers, and employees shall act with honesty and integrity. Directors, officers, and employees shall also act in good faith, responsibly, with due care, competence and diligence, without misrepresentation or omission of material facts, and without compromising his or her independent judgment. Each directors, officer, and employee is required to adhere to the highest ethical standards in fulfilling his or her responsibilities on behalf of the Company. Directors, officers, and employees of the



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Company are expected to deal fairly with the Company's employees, clients, vendors and third parties. Moreover, each director, officer, and employee shall actively encourage ethical conduct among his or her fellow directors, officers, and employees.

2.       CONFLICTS OF INTEREST

         All directors, officers, and employees have a duty of loyalty to the Company. A director, officer, or employee shall avoid actual or apparent conflicts of interest between his or her personal interests and the best interests of the Company and its stockholders. A conflict of interest may arise when a person's activities or interests make it difficult to perform his or her Company duties objectively or independently or when a person uses his or her Company position for improper personal gain.

         Some ways a conflict may arise include:

         o Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by the Company

         o Acceptance of gifts, payment, or services from those seeking to do business with the Company

         o Acting as a consultant to the Company's customer, client or supplier

         Directors, officers, and employees are under a continuing obligation to promptly disclose to the Company any situation that presents an actual or potential conflict of interest between the director, officer, or employee and the Company. After such disclosure is made, the disclosure will be reviewed by the Audit Committee (for directors and executive officers) or the CEO (for other officers and employees) and a decision will be made as to whether the disclosed item constitutes a conflict of interest that requires a wavier of the Code, termination of the activity or disciplinary action. Directors, officers, and employees are encouraged to request pre-clearance on any potential conflicts of interest in advance of the relationship or transaction taking place.

3.       CORPORATE OPPORTUNITIES

         Directors, officers, and employees owe a duty to the Company to promote its legitimate interests when the opportunity arises. Directors, officers, and employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing directly or indirectly with the Company.

4.       CONFIDENTIALITY OF COMPANY INFORMATION

         Non-public information regarding the Company or its businesses, employees, customers, stockholders, and suppliers is confidential. Protection of the Company's confidential information is essential to the Company's ability to succeed and maintain a



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competitive advantage. Directors, officers, and employees shall safeguard the confidentiality of information acquired in performing his or her responsibilities, except when authorized or otherwise legally obligated to disclose such information. Directors, officers, and employees may only use such confidential information for the business purpose intended and may not share confidential information with anyone outside of the Company, including family and friends, or with other employees who do not need the information to carry out their duties. This obligation to protect confidential information does not cease when a director, officer, or employee leaves the Company.

         The following is a non-exclusive list of confidential information:

         o Trade secrets, which include any business or technical information, such as formula, plan, pattern, device, program, method, technique, compilation or information that is valuable because it is not generally known

         o Intellectual property, which includes patents, copyrights, trademarks, scientific and technical knowledge, know-how and the experience developed in the course of the Company's activities

         o Proprietary information such as customer lists and customers confidential information

5.       FULL, FAIR, ACCURATE AND TIMELY DISCLOSURE FOR SEC FILINGS

         All directors, officers, and employees shall carry out their responsibilities and duties necessary to ensure that each SEC report and public communication (including press releases) contain information that is full, fair, accurate, timely, and understandable. All employees are responsible for reporting material information known to them to higher management so that the information will be available to senior executives responsible for making disclosure decisions.

6.       COMPLAINTS REGARDING ACCOUNTING, INTERNAL CONTROLS, AND AUDITING
         MATTERS

         The Company's policy is to comply with all applicable financial reporting and accounting regulations. If a director, officer, or employee of the Company has concerns or complaints regarding questionable accounting, internal accounting controls, or auditing matters of the Company, he or she is encouraged to submit those concerns or complaints to the Chairman of the Audit Committee of the Board through the procedures set forth in the Audit Committee's Procedures for Handling Complaints Regarding Accounting, Internal Controls and Auditing Matters.

7.       PROTECTION AND PROPER USE OF COMPANY ASSETS

         All directors, officers, and employees shall protect the Company's assets and ensure their efficient and responsible use. Those assets include tangible assets and intangible assets, such as confidential information of the Company. Theft, carelessness, and waste directly impact the Company's profitability. Any suspected incidents of theft



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or fraud must be reported immediately for investigation. Furthermore, Company assets should be used for legitimate business purposes and should not be used for improper personal advantage. The unauthorized personal use, borrowing, or removal of Company property is prohibited. The Company's property shall not be given away, sold, or traded without proper authorization.

8.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         All directors, officers, and employees shall comply with the applicable laws of federal, state, and local governments. All directors, officers, and employees shall also comply with the rules and regulations of agencies that have jurisdiction over the Company. It is the personal responsibility of all directors, officers, and employees to acquaint themselves with the legal standards and restrictions applicable to their duties and responsibilities and to conduct themselves accordingly. Additionally, officers and employees are expected to acquaint themselves with the industry standards and regulations applicable to their assigned duties and responsibilities and to cause the Company's products to be manufactured or fabricated in conformity to such standards and regulations.

9.       INSIDER TRADING

         The Company has an Insider Trading Policy and all directors, officers, and employees must abide by its terms. Generally, directors, officers, and employees who are in possession of material, non-public information concerning the Company are prohibited from buying or selling securities of the Company directly or indirectly through their families or others. This restriction extends to sharing or tipping others about such information, especially as the individuals receiving such information might utilize such information to trade in the Company's securities. In addition, the Company has implemented trading restrictions to reduce, the risk, or appearance, of insider trading. Directors, officers, and employees also may not trade in securities of other publicly-held companies on the basis of material, non-public information. Any questions as to whether information is material or has been adequately disclosed should be directed to the Company's General Counsel.

10.      ACCURATE AND COMPLETE RECORDS

         All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the matters to which they relate and must conform both to applicable legal requirements and to the Company's system of internal controls. Falsifying records or documents or misrepresenting facts is strictly prohibited. The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company's document retention policies.

                         PUBLIC AVAILABILITY OF THE CODE

         The Code is available free of charge by writing to:



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H. Wayne Cooper, Secretary and General Counsel
Lowrance Electronics, Inc.
c/o Doerner, Saunders, Daniel & Anderson, L.L.P.
320 S. Boston Avenue, Suite 500
Tulsa, OK  74103

or by calling (918) 591-5228. The Code is also filed as an exhibit to our Annual Report on Form 10-K.

                               WAIVERS OF THE CODE

         A waiver of the Code for an executive officer or director may be made only by the Board and will be promptly disclosed (along with the reasons for the waiver) as required by law, including the rules and regulations promulgated by the SEC and NASDAQ. Waivers of this Code for any other employee may be made by the CEO and then only under special circumstances. Any such waiver will be promptly reported to the Audit Committee at its next scheduled meeting.

                                   COMPLIANCE

1.       ENFORCEMENT OF THE CODE

         The Company has empowered the Audit Committee to enforce this Code. The Audit Committee will report to the Board of Directors at least once each year regarding the general effectiveness of the Company's Code, the Company's controls and reporting procedures, and the Company's business conduct.

2.       REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         All concerns or complaints regarding questionable accounting, internal accounting controls, or auditing matters of the Company, should be submitted to the Chairman of the Audit Committee of the Board through the procedures set forth in the Audit Committee's Procedures for Handling Complaints Regarding Accounting, Internal Controls and Auditing Matters, or may be reported anonymously, as described below.

         Officers and employees who are concerned that other violations of this Code or that other illegal or unethical conduct by employees, officers, or directors of the Company have occurred or may occur should contact their supervisors or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, they may contact the Audit Committee of the Board or may make their report anonymously. Directors shall promptly report any information he or she may have concerning suspected violations of laws, rules, regulations or this Code to the Audit Committee of the Board.

         All reports may be submitted on an anonymous, confidential basis through Lighthouse Services, Inc., an independent service provider designed by the Company. Reports made through Lighthouse Services, Inc. are forwarded by the provider to the



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Audit Committee. Submissions may be made in either Spanish or English, via mail, telephonic voicemail, fax, or electronic means:

            Lighthouse Services, Inc.
            1128 Wheatsheaf Road
            Abington, PA  19001
            Phone: (800) 398-1496 (for calls originating in the U.S. and Canada)
            Phone: (215) 604-1716 (for collect calls originating in all other countries)
            Fax:   (360) 365-7428
            Email: reports@lighthouse-services.com

         Reports may also be mailed directly to the Chairman of the Audit Committee, care of the Company's General Counsel, at the following address:

            Chairman of the Audit Committee
            Lowrance Electronics, Inc.
            c/o Doerner, Saunders, Daniel & Anderson, L.L.P.
            Attn: H.Wayne Cooper
            320 S. Boston Avenue, Suite 500
            Tulsa, OK  74103

         If an employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate.

         It is a violation of the Code itself not to report a violation. The Company will not allow retaliation for reports of misconduct or potential misconduct by others made in good faith by employees. If the matter has been reported and remains unresolved, the matter should be reported to the Company's General Counsel.

3.          ACCOUNTABILITY

         Reported violations will be promptly investigated by the Audit Committee or its designee. Directors, officers, and employees are expected to cooperate fully with any investigation of misconduct made by the Audit Committee or any of its representatives.

         Those who violate the standards in the Code will be subject to appropriate disciplinary action, which shall be reasonably designed to deter wrongdoing and to promote accountability and may include written notice of a violation, censure by the Board, demotion, suspension, loss of pay, termination, referral for criminal prosecution, and reimbursement to the Company or others for any losses or damages resulting from the violation. The Audit Committee will maintain a record of violations of the Code that are reported and of the disposition of each violation.

         Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and
(iii) supervisors who approve or condone the



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violations, fail to take appropriate action under the circumstances when an alleged violation has been reported to them, or attempt to retaliate against employees or agents for reporting violations or violators.



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